UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 29, 2008
CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	0-27384 (Commission File Number)	77-0147763 (IRS Employer Identification No.)
550 West Main Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)
(209) 725-2200
(Company’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EXHIBIT 99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 29, 2008, Capital Corp of the West (the “Company”) announced the appointment of Richard Cupp as its president and chief executive officer, subject to his approval or non-objection by the Federal Reserve Bank of San Francisco. Mr. Cupp will join the Company immediately as a consultant pending consideration of his appointment by the FRB.
Mr. Cupp, age 68, joins the Company with over 40 years of experience in the financial services industry, having held leadership roles within financial institutions of all sizes and regulatory charters. For the past 13 years, Cupp served as Chief Executive Officer of several independent commercial and savings banks and was responsible for significant improvements in operations, asset quality, regulatory and investor relations, earnings and shareholder valuation.
Since 2007 Mr. Cupp has been a member of a group organizing a de novo bank to be headquartered in Pasadena, California. From December 2002 through March 2007, he was President and Chief Executive Officer of 1st Century Bank, a newly chartered national banking institution headquartered in Los Angeles, which raised $56 million in capital under his leadership. From 1999 to 2002, he was president and chief executive officer of HF Bancorp, parent of Hemet Federal Bank.
Other banks Mr. Cupp has led include First Bank of Beverly Hills and Ventura County National Bancorp. From 1983 to 1993, Mr. Cupp was Executive Vice President of CalFed, Inc. From 1963 to 1983, Mr. Cupp was with First Interstate Bancorp in a number of senior and executive positions.
Mr. Cupp’s terms of employment as president and chief executive officer are also subject to approval by the Federal Reserve Bank of San Francisco and will be filed as such time as his appointment and employment agreement are approved.

Item 9.01.	Financial Statements and Exhibits
(c)	Exhibits:
          The exhibit list called for by this item is incorporated by reference to the Exhibit Index filed as part of this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West (Company)
Dated: July 29, 2008	By:	/s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer

Exhibit Index

Exhibit
Number	Description

99.1	Press release of the registrant dated July 29, 2008